Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel (312) 782-0600

Main Fax (312) 701-7711

www.mayerbrown.com

July 30, 2013

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045-5045

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Hospira, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offering and sale from time to time, pursuant to Rule 415 of the Securities Act, of debt securities (the “Securities”).  The Securities will be issued pursuant to an Indenture, dated as of June 14, 2004, between the Company and Union Bank, N.A., as successor to Bank of America N.A. as successor by merger to LaSalle Bank National Association, as trustee, as supplemented by a supplemental indenture dated April 30, 2009 (as so supplemented, the “Indenture”).

In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon and subject to the foregoing and the qualifications expressed below, we are of the opinion that the Securities, when duly executed and delivered and authenticated in accordance with the Indenture and when payment therefor is received, will have been duly issued

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption “Legal Opinions” with respect to the matters stated therein.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP